Exhibit 99.1

DARLING INTERNATIONAL INC. ANNOUNCES

ESTIMATED RANGES FOR Q4 2010 FINANCIAL RESULTS

January 24, 2011 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR), a leading provider of rendering, recycling and recovery solutions to the nation’s food industry, today announced that for the three months and year ended January 1, 2011, it believes that revenue will be in the range of $222.0 to $232.0 million and $719.7 to $729.7 million, respectively, net income will be in the range of $9.5 to $12.5 million and $43.7 to $46.7 million, respectively, EBITDA will be in the range of $28.5 to $34.0 million and $108.2 to $113.5 million, respectively, and earnings per share will be in the range of $0.12 to $0.15 and $0.53 to $0.56, respectively. Net income, EBITDA and earnings per share each include one-time transaction costs of $10 million related to Darling’s acquisition of Griffin Industries, Inc., which closed on December 17, 2010. (When adjusted to exclude such one-time transaction costs of $10 million, for the three months and year ended January 1, 2011, adjusted net income will be in the range of $16.0 to $19.0 million and $50.2 to $53.2 million, respectively, adjusted EBITDA will be in the range of $39.0 to $44.0 million and $118.7 to $123.7 million, respectively, and adjusted earnings per share will be in the range of $0.19 to $0.22 and $0.60 to $0.63, respectively.) The financial results of Griffin are included in these estimated ranges for the period from December 17, 2010 through January 1, 2011.

Below is a reconciliation of estimated net income to EBITDA, on both an unadjusted and adjusted basis:

	For the Fourth Quarter in the Fiscal Year:				For the Fiscal Year:
$ in millions	2010E Range		2010E As Adjusted Range		2010E Range		2010E As Adjusted Range
	Low	High	Low	High	Low	High	Low	High
Net Income	$9.5	$12.5	$16.0	$19.0	$43.7	$46.7	$50.2	$53.2
Depreciation and Amortization	9.3	9.3	9.2	9.2	31.2	31.2	31.1	31.1
Interest and Other Expense	4.5	4.8	4.6	4.8	8.9	9.2	9.0	9.2
Income Tax Expense	5.2	7.4	9.2	11.0	24.4	26.4	28.4	30.2
EBITDA	$28.5	$34.0	$39.0	$44.0	$108.2	$113.5	$118.7	$123.7

These estimated ranges are preliminary and may change. Darling and its auditors have not begun Darling’s normal quarterly and annual review procedures for the quarter and year ended January 1, 2011, and there can be no assurance that Darling’s final results for either this quarterly or annual period will not differ from these estimates, including as a result of quarter-end and year-end closing procedures or review adjustments, and any such changes could be material. In addition, these estimates should not be viewed as a substitute for financial statements prepared in accordance with GAAP or as a measure of our performance. Lastly, these preliminary results of operations for the three months and year ended January 1, 2011, are not necessarily indicative of the results to be achieved for any future period. As a result of the foregoing considerations and the other limitations on non-GAAP measures described in this release, undue reliance should not be placed on this preliminary financial information.

About Darling

Darling International Inc. is the nation’s largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation’s food industry. The Company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The Company also recovers and transforms used cooking oil and commercial bakery waste into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward, “ “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued disturbances in world financial, credit, commodities and stock markets, a decline in consumer confidence and discretionary spending, the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

This media release also contains information about Darling’s adjusted EBITDA, adjusted net income and adjusted earnings per share, which are not measures derived in accordance with GAAP and which exclude components that are important to understanding Darling’s financial performance. These non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.}

For More Information, contact:

John O. Muse, Executive Vice President of Finance and Administration, or

Brad Phillips, Treasurer, at

972-717-0300

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